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                                                                   EXHIBIT 10.31


                        CHANGE IN CONTROL PROTECTION PLAN
                  FOR EXECUTIVE OFFICERS OF OPEN SOLUTIONS INC.

Upon a Change in Control of Open Solutions Inc. (the "Company") and termination without Cause or for Good Reason within two years after a Change in Control: (x) benefits for 12 months after the date of termination as if the Executive Officer had remained actively employed; (y) on the date of termination, a lump sum payment equal to (i) Base Salary then in effect for the Executive Officer (calculated for 12 months) plus (ii) target bonus for year of termination (calculated for 12 months) plus (iii) annual bonus for the year of termination, prorated for the number of days worked during the year (or, if in the fourth quarter, the greater of the actual or the target, as prorated); and (z) full acceleration of any stock options and restricted stock awards previously granted to the Executive Officer.

DEFINITIONS:

- CAUSE shall mean shall mean: (i) habitual intoxication; (ii) drug addiction; (iii) conviction of a felony (or a plea of guilty or nolo contendre to a felony charge); (iv) adjudication by a court as a mental incompetent; (v) insubordination, malfeasance or willful misconduct; or
     (vi) material failure or inability to perform the employee's agreements, duties or obligations as an employee of the Company (including, without limitation, as a result of the employee's voluntary or involuntary termination of employment).

- GOOD REASON shall mean the occurrence of any of the following, without employee's written consent: (i) a significant reduction in the nature or scope of the authorities, powers, functions, or duties attached to the employee's position with the Company; (ii) failure of the Company to maintain its incentive compensation plan or an equivalent; or (iii) the relocation of employee's office more than 50 miles.

- CHANGE IN CONTROL shall mean and be deemed to have occurred if (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 35% or more of the total voting power represented by the Company's then outstanding voting securities, or (ii) during any period of 12 consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such




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     surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company, in one transaction or a series of transactions, of all or substantially all the Company's assets.










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